                                                                   EXHIBIT 10.22


                           PURCHASE AND SALE AGREEMENT



                                     BETWEEN



                              ENERGY PARTNERS, LTD.
                             A DELAWARE CORPORATION

                                       AND

                             VASTAR RESOURCES, INC.
                             A DELAWARE CORPORATION


                                    EFFECTIVE

                                 JANUARY 1, 2000

                           PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement ("Agreement") is made this 20th day of April, 2000, between ENERGY PARTNERS, LTD., a Delaware corporation, whose address is 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170 ("Seller") and VASTAR RESOURCES, INC., a Delaware corporation, whose address is 15375 Memorial Drive, Houston, Texas 77079 ("Purchaser"). As utilized herein, the term "Party" means Seller or Purchaser, and the term "Parties" means Seller and Purchaser.

                                    RECITALS

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller on the terms and conditions set forth in this Agreement certain oil and gas interests, properties and related rights.

NOW, THEREFORE, for good and valuable consideration and the covenants and agreements contained herein, Seller and Purchaser agree as follows:

                                       I.

                                PURCHASE AND SALE

1.1      EFFECTIVE DATE AND ASSETS AND DISCLAIMER OF REPRESENTATIONS AND
         WARRANTIES: Subject to the terms and conditions of this Agreement, Seller shall sell and Purchaser shall purchase and pay for at Closing (as defined herein), effective as of 7:00 a.m. C.S.T. on January 1, 2000 (as the context may require, such time on such date is sometimes referred to herein as the "Effective Date"), ON AN "AS IS, WHERE IS, WITH ALL FAULTS" BASIS, WITHOUT ANY REPRESENTATION OR WARRANTY OF TITLE, EXCEPT AS SET FORTH IN SECTION 1.4, WHATSOEVER, EITHER EXPRESS OR IMPLIED, EVEN FOR THE RETURN OF THE PURCHASE PRICE, AND WITHOUT ANY OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF TITLE, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, OR FREEDOM FROM HIDDEN VICES OR DEFECTS OF THE MATERIAL, EQUIPMENT OR FACILITIES CONVEYED, AND WITHOUT WARRANTY OF ANY KIND OR NATURE WHATSOEVER, the following:

         An undivided fifty percent (50%) of Seller's right, title and interest in and to:

         (a) The oil, gas and mineral leases described on Exhibit "A" attached hereto, including any and all record title, operating rights, leasehold interests, oil and gas leasehold estates, royalties, overriding royalties and other mineral rights and mineral interests, including, but not limited to those set forth in Exhibit "A" attached hereto and made a part hereof, whether or not specifically described on said exhibit, together with all of Seller's rights with respect to any pooled, communitized, or unitized acreage of which any such interest is a part ("Leasehold Property");

         (b) All of the real, personal and mixed property of Seller, or in which Seller owns an interest, that is attributable or allocable to the Leasehold Property and used or held for use in connection with the exploration, development, operation or maintenance of any of the Leasehold Property or the production, treatment, measurement, storage, gathering, transportation or marketing of oil, gas or other hydrocarbons attributable to the Leasehold Property (or the interests of others therein), including, without limitation: (i) all wells, platforms, equipment and facilities that, as of the Effective Date, were used or held for use in connection with the exploration, development, operation or maintenance of any Leasehold Property or the production, treatment, measurement, storage, gathering, transportation or marketing of oil, gas or other hydrocarbons attributable to the Leasehold Property, including, without limitation, the wells described in Exhibit "A," any other wells (including saltwater disposal wells, if any), well equipment, casing, tanks, gas separation and field processing units, portable and permanent well test equipment, buildings, tubing, pumps, motors, fixtures, machinery, materials, supplies, inventory, telephone and communication equipment, computing equipment and other equipment, pipelines, gathering systems, power lines, telephone and telegraph lines, vehicles, gas processing plants and other property used in the operation thereof; (ii) all oil and gas and other hydrocarbons produced on or after the Effective Date; and (iii) all other rights, privileges, benefits, powers, tenements, hereditaments and appurtenances conferred upon Seller or the owner and holder of the Leasehold Property, including, without limitation, all rights, privileges, benefits and powers of Seller with respect to the use and occupation of the surface of, and subsurface depths under, the land covered by each Leasehold Property, which may be necessary, convenient or incidental to the possession and enjoyment of such Leasehold Property (the "Other Property");

         (c) Any easements, rights of way, permits, licenses, surface leases, use agreements, and servitudes to the extent assignable, applicable or used in connection with operation of the Leasehold Property, including, but not limited to, those listed on Exhibit "B" together with all of Seller's rights and interests in and to all units, pooling and unitization agreements, operating agreements, farmin or farmout agreements, seismic or geophysical agreements, platform use agreements, processing agreements, production handling agreements, gas balancing agreements, gas sales contracts and other agreements and instruments to the extent that they directly relate to or are associated with the exploration for, or the development, production, storage, gathering, treatment, transportation, processing, sale or disposal of, oil, gas, other hydrocarbons, other minerals, water, brine or other substances from any Leasehold Property or any units of which they are a part; except any insurance contracts or bonds held by Seller or its parent, subsidiary or affiliated corporations for Seller's benefit and any employment, consulting, office lease or accounting service contracts (the "Contracts"); and

         (d) All other miscellaneous interests or other assets on or used in connection with the Leasehold Property, including copies of all files, records, data, information and documentation of Seller at the expense of Purchaser pertaining to or evidencing Seller's use, ownership or operation of any of the Assets (as such term is hereinafter defined), or the maintenance or operation thereof, or to any units in which any of the Leasehold Property may be included or to the producing, treating, measuring, processing, storing, gathering, transporting or marketing of oil and gas attributable to the Leasehold Property or such units and water, brine or other minerals and products produced in association therewith, including, without limitation, platform records, lease files, land files, well files and logs, production sales agreement files, division order files, title opinions and abstracts, legal records, tax records, financial and accounting records, governmental, regulatory filings and permits, environmental records, geological and geophysical data (proprietary or speculative), seismic records, production reports, interpretive maps, contour maps, isopach maps, other maps and computer software, but excluding data or information: (i) prohibited by third party agreement from being transferred;
                  (ii) covered by attorney-client privilege; (iii) which is proprietary or trade secret records, including, without limitation, such records stored on any medium; or (iv) reflecting the consideration paid for the Assets (collectively, the "Records"). THIS AGREEMENT BY SELLER TO CONVEY COPIES OF THE AFOREMENTIONED RECORDS IS GRANTED BY SELLER TO THE EXTENT THAT SELLER HAS AUTHORITY TO DO SO WITHOUT VIOLATING ANY CONFIDENTIALITY OBLIGATIONS TO A THIRD PERSON, IS MADE WITHOUT WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION DELIVERED (PROVIDED, HOWEVER, THAT SELLER WARRANTS THAT IT SHALL DELIVER TO PURCHASER COPIES OF ALL AFORE-DESCRIBED RECORDS IN ITS POSSESSION WHICH IT HAS THE AUTHORITY TO DELIVER), AND ALL COPIES MADE OF SUCH
                  RECORDS SHALL BE AT PURCHASER'S SOLE EXPENSE.

         The Leasehold Property, Other Property, Contracts and Records are hereinafter collectively referred to as the "Subject Property." Said fifty percent (50%) of Seller's right, title and interest in the foregoing rights, interests and properties, excluding the Excluded Assets, as such term is hereinafter defined, and the agreements contemplated therein, are hereinafter collectively referred to as the "Assets."

         It is specifically agreed that Seller is not selling and Purchaser is not purchasing the following assets ("Excluded Assets"):

                  (i) Those interests in pipelines, facilities, contract rights and surface access agreements that are identified on Exhibit "C";

                  (ii) any right to use Seller's name, marks or insignia, or to use the name of any other subsidiary of Seller and all of Seller's intellectual property, including, but not limited to patents, trade secrets, copyrights, trade marks and service marks;

                  (iii) all amounts due or payable to Seller as adjustments or refunds under any contracts affecting the Assets for all periods of time prior to the Effective Date, specifically including, without limitation, amounts recoverable from audits under operating agreements;

                  (iv) all rights, titles, claims and interests of Seller or its affiliates, which accrued prior to the Effective Date, to or under any policy or agreement of insurance or indemnity, any bond or to any insurance proceeds or awards or under any employment, consulting, office lease or accounting service contract;

                  (v) all claims and choose in action of Seller arising from acts, omissions or events, or damages to or destruction of property, occurring prior to the Effective Date;

                  (vi) all proceeds, benefits, refunds, settlement, income or revenue accruing and attributable to the Assets prior to the Effective Date, and any claims of Seller for refunds of or losses carried forward with respect to taxes attributable to the Assets for any period prior to the Effective Date;

                  (vii) Seller's remaining fifty percent (50%) undivided interest in the Subject Property; and

                  (vii) the overriding royalty interest described in Section 2.6, below.

1.2 CLOSING: If the conditions referred to in Article VII of this Agreement have been satisfied or waived and the items described in Article VIII of this Agreement are delivered by the Parties, then the transactions contemplated by this Agreement shall occur ("Closing") at or before 10:00 a.m. on or before April 20, 2000 ("Closing Date"), at Seller's office located at Suite 3400, 201 St. Charles Avenue, New Orleans, Louisiana 70170, or at such other place, date and time as may be mutually agreed upon by the Parties.

1.3 ASSUMPTION OF OBLIGATIONS: From and after the Effective Date, except for those matters specifically retained by Seller in this Agreement and those matters set forth on Exhibit "D", for which Seller retains liability ("Retained Matters"), Purchaser shall personally assume, pay for, discharge, be responsible for, perform and comply with all duties, liabilities and obligations of Seller, express or implied, Accruing (as such term is hereinafter defined) after the Effective Date (provided, however, that the assumption by Purchaser in this Section 1.3 shall be limited solely to the extent of the undivided ownership interest sold and transferred in the Subject Property to Purchaser pursuant to this Agreement, and that nothing contained herein shall release Seller from its obligations with respect to the undivided interest in the Subject Property not sold hereby):

         (a) arising from (i) the Union PSA; and (ii) the Shell PSA, as specifically described on Exhibit "G";

         (b) arising from or by virtue of the contracts, agreements and documents specifically described on Exhibit "E";

         (c) arising under any permit, statute, rule, regulation or order of any governmental authority with jurisdiction over the Assets; and

         (d)      all Assumed Liabilities (as such term is hereinafter defined).

         For purposes of this Section 1.3, the following terms shall have the following respective definitions:

         "ASSUMED LIABILITIES" means all General Liabilities, Purchaser's Plugging and Abandonment Obligations, and other liabilities and obligations assumed by Purchaser under the terms of this Agreement.

         "GENERAL LIABILITIES" means all obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs (including attorneys fees and expenses) or penalties created by, related to, or arising out of ownership or operation of the Assets, any contractual relationship, or any applicable law, order, rule, regulation, judgment or decree of any federal, state, county or municipal governing authority having jurisdiction over the Assets or the Parties, whether Accruing on or after the Effective Date and attributable in whole to actions, events or conditions existing or occurring on or after the Effective Date; provided, however, Purchaser's responsibilities for General Liabilities shall exclude those obligations, duties or liabilities for the payment of royalties, overriding royalties and taxes which Accrued prior to the Effective Date and Retained Matters.

         "ACCRUING" or "ACCRUED" means, with respect to any obligation, duty, loss, liability, claim, fine, expense, damage, cost or penalty, the occurring or happening of any event which causes such obligation, duty, loss, liability, claim, fine, expense, damage, cost or penalty to become demandable, requirable, assertible, enforceable, due and owing, incurred or occurring, as the case may be.

         "PURCHASER'S PLUGGING AND ABANDONMENT OBLIGATIONS" means, to the extent of the Purchaser's proportionate share of ownership of the Leasehold Property, Purchaser shall be responsible for the proper plugging and abandonment of all wells, platforms, lines, structures and equipment now located on or hereafter drilled on the Assets, and any surface restoration or environmental clean-up associated therewith.

1.4 TITLE: Seller and Purchaser recognize and acknowledge that the Assets are part of the properties acquired by Seller from: (i) Shell Offshore Inc., Shell Oil & Gas Investment Limited Partnership, Shell Consolidated Energy Resources Inc., and Shell Frontier Oil & Gas Inc. pursuant to the Shell PSA (as such term is defined in Exhibit "G"); and
         (ii) Union Oil Company of California pursuant to the Union PSA (as such term is defined in Exhibit "G"). Seller will convey the Assets to Purchaser without warranty of title, express, statutory or implied, EXCEPT that Seller specifically: (i) warrants and agrees to defend Purchaser's title to the Assets against any and all lawful claims and demands of every person claiming an interest (including an encumbrance) in the Assets by, through and under Seller but not otherwise; and with full substitution and subrogation to all rights and actions of warranty against all former owners and vendors; and (ii) warrants, binds and obligates itself, its successors and assigns to forever defend title to the Assets to be free and clear of any assignment of production, mortgage, lien, encumbrance and security interests created by the following: (a) Act of Mortgage, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement dated June 23, 1999, between Energy Income Fund, L.P., as Mortgagor, and Bank One, Texas, N.A., as Mortgagee, recorded in Mortgage Book 817, at Folio 650, under Entry No. 855564 of the records of Lafourche Parish, Louisiana, or wherever else recorded; (b) Act of Mortgage, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement dated June 23, 1999, between Energy Partners, Ltd., as Mortgagor, and Bank One, Texas, N.A., as Mortgagee, recorded in Mortgage Book 817, at Folio 623, under Entry No. 855563 of the records of Lafourche Parish, Louisiana, or wherever else recorded; and (c) Act of Mortgage, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement dated March 30, 2000, between Energy Partners, Ltd., as Mortgagor, and Bank One, Texas, N.A., as Mortgagee, recorded in Mortgage Book 846, at Folio 565, under Entry No. 870754 of the records of Lafourche Parish, Louisiana, or wherever else recorded.

                                       II.

                                  CONSIDERATION

2.1 PURCHASE PRICE: Subject to the terms and conditions of this Agreement, Purchaser shall purchase the Assets at Closing for: (i) payment to Seller of FORTY MILLION AND NO/100 DOLLARS ($40,000,000) ("Purchase Price"), in cash, subject to the adjustments provided in Section 2.2 below and other amounts provided elsewhere herein; and (ii) the reservation by Seller of the overriding royalty described in Section 2.6.

2.2 ADJUSTED PURCHASE PRICE: The net price which Purchaser shall pay for the Assets ("Adjusted Purchase Price") shall be:

         (a)      The Purchase Price as set forth in Section 2.1 above;

         (b) Plus the amount of all reasonable expenditures made by Seller that are attributable to ownership or operation of the Assets for the period between the Effective Date and Closing, including, without limitation, royalties, rentals and similar charges and expenses, including those billed under applicable operating agreements, and all prepaid expenses (but excluding income taxes and franchise taxes and other general corporate taxes);

         (c) Plus the value of all oil in storage at 7:00 a.m. on the Effective Date that is credited to the Assets (value to be the market or contract price in effect as of Effective Date less royalties, other lease burdens, taxes on production, and transportation and other charges which would normally be incurred for transporting such oil to the point of sale) which has not been sold prior to Closing;

         (d) Less the amount of the proceeds from the sale of production from the Assets received by Seller (including, without limitation, the actual monetary consideration received by Seller whether by purchase price adjustment under the Unocal PSA, or otherwise) between the Effective Date and Closing that are attributable to the Assets after the Effective Date, net of any royalties, other lease burdens and any production, severance, sales or windfall profit taxes not reimbursed to Seller by the Purchaser;

         (e)      Less taxes apportioned to Seller pursuant to Article X hereof;
                  and

         (f) Less or plus any other amounts mutually agreed upon in writing by the Parties.

2.3 PAYMENT OF ADJUSTED PURCHASE PRICE: Seller shall prepare and deliver to Purchaser, at least three (3) "Business Days" (which term shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, or Houston, Texas are required or authorized by law to be closed) prior to the Closing Date, Seller's estimate of the Adjusted Purchase Price to be paid at Closing, together with a statement setting forth Seller's estimate of the amount of each adjustment to the Purchase Price to be made pursuant to Section 2.2 and such backup or supporting information as may be necessary to permit Purchaser to understand how Seller determined such estimates. The Parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the estimate of the Adjusted Purchase Price for purposes of Closing shall be calculated based on Seller's and Purchaser's agreed upon estimated adjustments and Purchaser's good faith estimation of any disputed amounts. At Closing, Purchaser shall pay to Seller the estimated Adjusted Purchase Price determined as set forth in this Section by wire transfer of cash in United States currency, in a manner specified in writing by Seller and submitted to Purchaser no later than three (3) Business Days prior to Closing (such estimated Adjusted Purchase Price being herein referred to as the "Estimated Adjusted Purchase Price"). Within five Business Days after the final determination of the Adjusted Purchase Price in accordance with Section 9.1, Purchaser shall pay to Seller or Seller shall pay to Purchaser, as the case may be, the amount by which such final Adjusted Purchase Price is greater than or less than, respectively, the Estimated Adjusted Purchase Price.

2.4      LIKE KIND EXCHANGE OPTION:

         (a) Seller and Purchaser hereby agree that Seller, in lieu of the sale of the Assets to Purchaser for the cash consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a qualified intermediary in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. In the event Seller assigns its rights under this Agreement pursuant to this Section 2.4, agrees to notify Purchaser in writing of such assignment at or before Closing. If Seller assigns its rights under this Agreement, Purchaser agrees to: (i) acknowledge Seller's assignment of its rights in this Agreement in the form attached hereto as Exhibit 2.4(a); and (ii) deposit the Estimated Adjusted Purchase Price with the qualified escrow or qualified trust account at Closing; and

         (b) Seller hereby acknowledges that any assignment of its rights pursuant to this Section 2.4 shall in no way relieve Seller from any of its obligations under this Agreement and that Purchaser shall have no liability to any party arising out of Seller's exercise of its rights under this Section 2.4 and Seller agrees to fully protect and indemnify Purchaser from any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees, but excluding any amounts reimbursed from third person insurance) associated with a like-kind exchange pursuant to Section 2.4.

2.5 ALLOCATION OF PURCHASE PRICE: Seller and Purchaser agree to the following allocation of the Purchase Price among the Assets sold hereunder based upon the estimated value for federal income tax purposes of the Assets as of the Closing Date:

                  Interests relating to leasehold other than
                  tangible equipment and facilities ("Leasehold"):                 75%

                  Interests relating to tangible equipment
                  and facilities ("Tangibles"):                                    25%

                  Total Allocation:                                               100%

         Any adjustments to the Purchase Price under Section 2.2 shall ratably adjust the allocation to Leasehold and Tangibles.

2.6 OVERRIDING ROYALTY: Seller will reserve from its assignment of the Assets (the "Assignments") an overriding royalty of 2% of 8/8ths, proportionately reduced and payable to Seller in the proportion that the interests in the Leasehold Property assigned by Seller to Purchaser as a result of the transaction contemplated by this Agreement bears to the entire leasehold estate, of all oil, gas and other minerals attributable to the Leasehold Property and produced, saved and marketed from, or attributable to: (i) New Wells, as such term is defined hereinafter; and/or (ii) wells drilled to the Cayenne Prospect, as such term is defined hereinafter (the "Overriding Royalty"). The Overriding Royalty shall burden the Assets and be paid by Purchaser to Seller in accordance with the terms of Exhibit "H" (Record Title Assignment) and Exhibit "H-1" (General Assignment). For the purposes of this section, the term "New Wells" is defined as wells which are spud on or after January 1, 2001, and which subsequently meet the requirements of qualifying under 30 CFR 250.111 as a wells capable of production. It is understood and agreed by the Parties that the term "New Wells" does not include wells existing or commenced prior to January 1, 2001, or the recompletion, sidetracking, deepening or other use of such wells, whether or not such wells or wellbores are currently productive. For the purposes of this section, the "Cayenne Prospect" is defined as from the surface of the earth through 100' below the stratigraphic equivalent of the "O" Sand within the geographic confines of the Joint Development Area. For the purposes of this section, the "O" Sand is defined as the stratigraphic equivalent of that certain sand reservoir as seen and encountered on the electric log for the South Timbalier Block 26, OCS-G 01870 No. D-3 Well, having a top of sand at 11,860' (measured depth) and a base of sand at 12,010' (measured depth). For the purposes of this section, the Joint Development Area is defined as that geographic area as depicted on Exhibit "O" hereto (the "Plat"). The Parties recognize that the Plat is intended to conform to the plat which is ultimately attached as Exhibit "B" to the Joint Development Agreement to be entered into among the Parties and El Paso Exploration GOM Inc. (the "JDA"). In the event the plat attached to the JDA, as executed (the "JDA Plat"), varies from the Plat, the Parties agree that the Plat shall be amended to conform to the JDA Plat, and the Overriding Royalty shall be amended accordingly, and the Parties further agree to execute such amendments to the Assignments as are necessary to revise the definition of Cayenne Prospect to cover and apply only to the lands as shown on the Plat, as revised, subject to the depth limitation described above.

                                      III.

                                TITLE EXAMINATION

3.1 ACCESS TO TITLE INFORMATION: Prior to the execution of this Agreement, Seller has granted and will continue to grant through Closing, at Purchaser's request, access to the Records available to Purchaser at Seller's office located at Suite 3400, 201 St. Charles Avenue, New Orleans, Louisiana 70170, or such other place as deemed appropriate by Seller, during normal business hours for examination by Purchaser. Seller shall not be obligated to perform any additional title work, and any additional abstracts and title opinions will not be made current by Seller. EXCEPT AS OTHERWISE PROVIDED SECTION 1.4, NO WARRANTY OR REPRESENTATION OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SO SUPPLIED, AND PURCHASER AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.
         SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, PURCHASER ASSUMES THE RISK OF ANY TITLE DEFECTS OR CONFLICTING ADVERSE RIGHT(S), TITLE(S) OR INTEREST(S) WHICH A RECORD TITLE CHECK OR PHYSICAL INSPECTION REVEALS OR WOULD HAVE REVEALED.

3.2 CONSENTS TO AND APPROVALS OF ASSIGNMENT: Prior to and following Closing, Seller shall use best efforts to obtain any and all consents and governmental approvals required for the transfer of the Assets to Purchaser, except those consents and approvals customarily obtained by a purchaser.

                                       IV.

                             ENVIRONMENTAL CONDITION

4.1 NO ADMISSION AGAINST INTEREST: Nothing contained in this Article IV, or elsewhere in this Agreement, shall be construed to be an admission against interest as to Seller or Purchaser. Seller and Purchaser have not included environmental liability related provisions herein due to any perceived liability and specifically disclaim the existence of any such liability to third parties (including governmental entities) based on contract, tort, statute or otherwise.

4.2 PHYSICAL CONDITION OF THE ASSETS: The Assets have been used for oil and gas drilling and production operations, related oil field operations and, possibly, for the storage and disposal of waste materials or hazardous substances. Physical changes in or under the Leasehold Properties or adjacent lands may have occurred as a result of such uses. The Assets also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller nor readily apparent by a physical inspection of the property. Purchaser understands that Seller does not have the requisite information with which to determine the exact nature or condition of the Assets nor the effect any such use has had on the physical condition of the Assets. Pursuant to the Safe Water Drinking and Toxic Enforcement Act of 1986, Purchaser is hereby notified and assumes the risk that detectable amounts of chemicals known to cause cancer, birth defects and other reproductive harm may be found in, on or around the Assets. In addition, Purchaser acknowledges that some oil field production equipment may contain asbestos and/or naturally-occurring radioactive material ("NORM"). In this regard, Purchaser expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on or under the Assets. Purchaser also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets where it may be found, and that Purchaser assumes all liability and responsibility for such activities when and if performed.

4.3      ENDANGERED SPECIES, CRITICAL HABITAT, WETLANDS, GEOLOGIC HAZARDS AND
         FLOODING: "Endangered Species" as used herein shall have the same meaning as "endangered species" is defined pursuant to 16 U.S.C. 1532(6) or the laws of the state in which the Leasehold Property is located; as "threatened species" is defined pursuant to 16 U.S.C. 1533(30) or the laws of the state in which the Leasehold Property is located; and/or, as a candidate species for such listing under federal or state law. "Critical Habitat" as used herein shall have the meaning as defined pursuant to 16 U.S.C. 1532(5). "Wetland" as used herein shall have the meaning as defined in 40 Code of Federal Regulations
         Section 230.3(a), or under the laws of the state in which the Leasehold Property is located. "Geologic Hazards" as used herein shall include seismic hazard and any earth slides or other earth movement "Flooding" as used herein shall include the risks associated with a flood plain, flood way or restriction zone and any diminution in the value of the Leasehold Property or restriction of its use by reason of the risk of water entering or remaining thereon. WITHOUT IN ANY WAY LIMITING ANY OTHER DISCLAIMERS OF WARRANTY HEREIN AND NOTWITHSTANDING ANY DISCLOSURES MADE BY SELLER TO PURCHASER, SELLER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS OF THE DATE OF THIS AGREEMENT AND/OR AS OF THE CLOSING OF THE COMPLETENESS OF ANY SUCH DISCLOSURE OR THAT THE PROPERTY IS FREE FROM ANY ENDANGERED SPECIES OR THAT ALL OR ANY PART OF THE PROPERTY IS NOT A CRITICAL HABITAT OR A WETLAND, OR THAT ANY PART OF THE ASSETS DOES NOT INCLUDE A GEOLOGIC HAZARD, OR THAT

         ANY PART OF THE PROPERTY IS NOT SUBJECT TO FLOODING. Notwithstanding any knowledge that could be imputed to Seller, Purchaser has the obligation to ascertain the presence of and extent of any Endangered Species, Critical Habitat, Wetland, Geologic Hazards and the risk of Flooding on the Property.

4.4 "AS IS, WHERE IS" PURCHASE: Purchaser shall acquire the Assets in their "AS IS, WHERE IS, WITH ALL FAULTS" condition and shall assume the risks that the Assets may contain waste materials, contaminants or hazardous substances, that adverse physical conditions, including, but not limited to, the presence of waste materials, contaminants or hazardous substances or the presence of unknown abandoned oil and gas wells, water wells, pits, sumps and pipelines may not have been revealed by Purchaser's investigation, including, but not limited to, any and all Environmental Liabilities and other Assumed Liabilities. Except as otherwise set forth herein, on and after the Effective Date, all responsibility and liability related to all such adverse environmental conditions of the Assets, whether known or unknown, shall be transferred to and borne solely by Purchaser.

4.5      ASSUMPTION AND INDEMNIFICATION OF ENVIRONMENTAL RISK AND ENVIRONMENTAL
         LIABILITIES:

         (a)      Except as otherwise set forth in this Section 4.5(a) and
                  Section 4.5(b), from and after the Effective Date and to the extent Accruing at and after the Effective Date, Purchaser shall assume full responsibility for, and agrees to comply with and perform all environmentally-related duties and obligations of Seller with respect to the Assets and TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES AND AFFILIATED OR PARENT COMPANIES (WHICH ADDITIONAL PARTIES ARE HEREINAFTER COLLECTIVELY REFERRED TO AS "SELLER'S AGENTS"), from and against all demands, losses, liabilities, causes of action, damages, liens, penalties, fines, settlements, judgments expenses, attorney's fees, court costs and claims (hereinafter referred to collectively as "Claims") caused by or arising out of the violation of any rule, order, permit, statute or regulation of a governmental authority applicable to any waste material, contaminant or hazardous substance on or included with the Assets or the presence, disposal, release or threatened release of any waste material, contaminant or hazardous substance from the Assets into the atmosphere or into or upon land or any water course or body of water, including ground water, whether or not such Claims are attributable to Seller's activities or the activities of third persons and whether or not Seller or the Seller's Agents were or are aware of such activities, including, but not limited to, any and all Environmental Liabilities. This indemnification and assumption of responsibility shall also apply to liability for voluntary environmental response actions undertaken pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") or any other federal, state or local law, regulation or order. THE ASSUMPTION AND INDEMNIFICATION OF ALL ENVIRONMENTAL LIABILITIES BY PURCHASER UNDER THIS SECTION 4.5(a) SHALL
                  APPLY REGARDLESS OF WHETHER SUCH LIABILITIES ARE KNOWN OR UNKNOWN, DISCLOSED OR UNDISCLOSED AT CLOSING, AND

                  REGARDLESS OF WHETHER ATTRIBUTABLE (IN WHOLE OR IN PART) TO THE ACTIONS, SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, PRODUCTS LIABILITY, ENVIRONMENTAL LIABILITY, OR OTHER FAULT, LIABILITY OR RESPONSIBILITY OF SELLER, THE SELLER'S AGENTS OR ANY OTHER PERSON, AND REGARDLESS OF WHETHER ASSERTED UNDER ANY THEORY OF LIABILITY; PROVIDED, HOWEVER, THAT THIS ASSUMPTION AND INDEMNIFICATION BY PURCHASER SHALL NOT COVER OR INCLUDE CLAIMS OR LIABILITIES DIRECTLY RELATING TO THOSE WASTE MATERIALS, CONTAMINANTS OR HAZARDOUS SUBSTANCES WHICH HAVE BEEN TRANSPORTED FOR DISPOSAL PRIOR TO THE EFFECTIVE DATE BY SELLER OFF OF THE ASSETS TO PROPERTIES OWNED BY SELLER OR THIRD PERSONS (INSOFAR AS SUCH WASTE MATERIALS, CONTAMINANTS OR HAZARDOUS SUBSTANCES ARE REGULATED BY GOVERNMENTAL AGENCIES UNDER CURRENT, APPLICABLE ENVIRONMENTAL LAWS), AND SELLER RETAINS SUCH LIABILITY AND SHALL INDEMNIFY PURCHASER FOR SAME.

         (b) To the extent Accruing before the Effective Date, Seller shall assume full responsibility for, and agrees to comply with and perform, all environmentally-related duties and obligations of Seller with respect to the Assets and TO INDEMNIFY, DEFEND AND HOLD HARMLESS PURCHASER, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES AND AFFILIATED OR PARENT COMPANIES (WHICH ADDITIONAL PARTIES ARE HEREINAFTER COLLECTIVELY REFERRED TO AS "PURCHASER'S AGENTS"), from and against all Claims caused by or arising out of the violation of any rule, order, permit, statute or regulation of a governmental authority applicable to any waste material, contaminant or hazardous substance on or included with the Assets or the presence, disposal, release or threatened release of any waste material, contaminant or hazardous substance from the Assets into the atmosphere or into or upon land or any water course or body of water, including ground water, whether or not such Claims are attributable to Seller's activities or the activities of third persons, whether or not Seller or the Seller's Agents were or are aware of such activities, including, but not limited to, any and all Environmental Liabilities. This indemnification and assumption of responsibility shall also apply to liability for voluntary environmental response actions undertaken pursuant to CERCLA or any other federal, state or local law, regulation or order. THE ASSUMPTION AND INDEMNIFICATION OF ALL ENVIRONMENTAL LIABILITIES BY SELLER UNDER THIS SECTION 4.5(b) SHALL APPLY REGARDLESS OF WHETHER SUCH LIABILITIES ARE KNOWN OR UNKNOWN, DISCLOSED OR UNDISCLOSED AT CLOSING, AND REGARDLESS OF WHETHER ATTRIBUTABLE (IN WHOLE OR IN PART) TO THE ACTIONS, SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, PRODUCTS LIABILITY, ENVIRONMENTAL LIABILITY,

                  OR OTHER FAULT, LIABILITY OR RESPONSIBILITY OF ANY OTHER PERSON, AND REGARDLESS OF WHETHER ASSERTED UNDER ANY THEORY OF LIABILITY.

         (c) For the purposes of this Section 4, the term "Environmental Liabilities" shall mean, with respect to Purchaser, all obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs (including attorney's fees and expenses) or penalties created by, related to or arising out of any Environmental Law, to the extent Accruing on or after the Effective Date. With respect to Seller, "Environmental Liabilities" shall mean all obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs (including attorney's fees and expenses) or penalties created by, related to or arising out of any Environmental Law, to the extent Accruing before the Effective Date. For the purposes of this Section 4, the term "Environmental Laws" means any applicable laws, orders, rules, regulations, judgments or decrees of any federal, state, parish or municipal governing authority having jurisdiction over any Asset or Party which relate to pollution, the protection or cleanup of the environment, or the release or disposal of deleterious substances into the environment, including but not limited to ambient air, surface water, groundwater, land surface or subsurface strata; including all such laws, orders, rules, regulations, judgments or decrees as they may be amended, varied or modified in the future.

4.6 LIMITATION OF ASSUMPTION AND INDEMNIFICATION: The assumption and indemnity obligations of Seller under Section 4.5 shall: (i) survive Closing for eighteen (18) months, provided that, if within such period, written notice is given by Purchaser to Seller asserting a Claim, and once such notice is given, within six (6) months thereafter (unless such period is extended by mutual agreement of the Parties), Purchaser accompanies such notice with the filing of an appropriate action or proceeding and pursues enforcement of such Claim with respect to such assumption or indemnity, then the right to pursue enforcement of such Claim shall survive the expiration of such eighteen (18) month period, otherwise such right shall be perempted; and (ii) only arise in the event that Claims, or the action that must be taken by Purchaser to remedy any such Claims, exceed, or are reasonably expected by Purchaser to exceed, ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000), in the aggregate; PROVIDED HOWEVER, THAT THE ABOVE DESCRIBED LIMITATIONS OF THE ASSUMPTION AND INDEMNITY OBLIGATIONS OF SELLER SHALL NOT COVER OR INCLUDE CLAIMS OR LIABILITIES DIRECTLY RELATING TO THOSE WASTE MATERIALS, CONTAMINANTS OR HAZARDOUS SUBSTANCES WHICH HAVE BEEN TRANSPORTED FOR DISPOSAL PRIOR TO THE EFFECTIVE DATE BY SELLER OFF OF THE ASSETS TO PROPERTIES OWNED BY SELLER OR THIRD PERSONS (INSOFAR AS SUCH WASTE MATERIALS, CONTAMINANTS OR HAZARDOUS SUBSTANCES ARE REGULATED BY GOVERNMENTAL AGENCIES UNDER CURRENT, APPLICABLE ENVIRONMENTAL LAWS).

4.7 EXCLUSIVE REMEDY: The indemnities provided in this Article IV and elsewhere in this Agreement set forth the exclusive remedy of the Parties with respect to the Claims, liabilities and obligations covered thereby.

                                       V.

         OPERATIONS BY SELLER, RISK OF LOSS AND OBLIGATIONS OF PURCHASER

5.1 OPERATIONS AFTER EFFECTIVE DATE: Operations conducted by Seller after the Effective Date with respect to the Assets will be conducted on behalf of Purchaser, and Purchaser will reimburse Seller for all costs, expenses and liabilities, including applicable overhead, incurred for the operation, protection and maintenance of the Assets during said time period.

5.2 NOTICE OF CHANGE OF OWNERSHIP: Purchaser will take all necessary steps to ensure that it is recognized as the owner of the Assets. If Seller is the principal on any financial assurance (including a bond) relating to the Assets, which financial assurance is required by any law, rule or regulation, then Purchaser will secure replacement financial assurance in the required amount and deliver it to the regulatory body requiring such assurance, to the end that Seller's financial assurance is released and discharged.

                                       VI.

                                 REPRESENTATIONS

6.1 PURCHASER'S REPRESENTATIONS: Purchaser represents and warrants to Seller as of the Effective Date and Closing as follows:

         (a) EXISTENCE: Purchaser is duly organized, validly existing and in good standing under the corporation laws of the jurisdiction of its organization and is duly qualified at Closing to carry on business in the states where the Assets are located or adjacent.

         (b) AUTHORIZATION: Purchaser has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the transactions contemplated hereby and all documents and instruments evidencing such transactions have been duly and validly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered on behalf of Purchaser, and at Closing all documents and instruments required hereunder to be executed and delivered by Purchaser shall have been fully executed and delivered.

         (c) BROKERS: Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect to the matters provided for in this Agreement which will be the responsibility of Seller; and any such obligation or liability that may exist or arise shall be the sole obligation of the creating Party.

         (d) ENFORCEABILITY: This Agreement constitutes, and the documents and instruments to be executed pursuant hereto will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and by general equitable principles.

         (e) FURTHER DISTRIBUTION: Purchaser is acquiring the Assets for its own account and not with the intent of making a public distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         (f) FEDERAL LEASES: Purchaser is qualified to own federal leases comprising part of the Assets or will be so qualified at Closing, and, if Purchaser intends to operate the Assets, Purchaser is qualified to operate such leases or will be so qualified at Closing.

6.2 SELLER'S REPRESENTATIONS: Seller represents and warrants to Purchaser as follows as of the Closing:

         (a) EXISTENCE: Seller is duly organized, validly existing and in good standing under the corporation laws of the jurisdiction of its organization and is (i) duly qualified under the name of Energy Partners of Delaware, Ltd. to carry on business in the State of Louisiana; and (ii) duly qualified with the United States Minerals Management Service and other governmental authorities with jurisdiction over the Assets to carry on its business in the Outer Continental Shelf, Gulf of Mexico.

         (b) AUTHORIZATION: Seller has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the transactions contemplated hereby and all documents and instruments evidencing such transactions have been duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered on behalf of Seller, and at Closing all documents and instruments required hereunder to be executed and delivered by Seller shall have been fully executed and delivered.

         (c) BROKERS: Seller has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect to the matters provided for in this Agreement which will be the responsibility of Purchaser; and any such obligation or liability that may exist or arise shall be the sole obligation of the creating Party.

         (d) ENFORCEABILITY: This Agreement constitutes, and the documents and instruments to be executed pursuant hereto will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and by general equitable principles.

         (e) NO VIOLATIONS: The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated hereby, will not violate: (i) any material agreement or instrument to which Seller is a party or by which Seller or the Assets is bound; (ii) any judgment, order, ruling or decree applicable to Seller or the Assets; (iii) to Seller's knowledge any law, rule or regulation applicable to Seller or the Assets; or (iv) any of the organizational documents of Seller.

         (f)      LITIGATION: Except as set forth in Exhibit "D":

                  (i) to Seller's knowledge, there is no suit, action, investigation or other proceeding pending or threatened against Seller or otherwise involving the Assets (except for suits, actions, investigations or proceedings relating to the oil and gas industry generally to which Seller is not a named party), that could reasonably be expected to materially and adversely affect any of the Assets, including, without limitation, Seller's title thereto, the value thereof, operations thereon or the marketing of production therefrom;

                  (ii) to Seller's knowledge, there is no suit, action, investigation or other proceeding pending or threatened against Seller that could reasonably be expected to materially and adversely affect the ability of Seller to perform its obligations under this Agreement or that could reasonably be expected to prevent, delay or hinder the consummation of the transactions contemplated hereby; and

                  (iii) Seller has not received any notice that it has been charged with any violation of, or threatened with a charge of a violation of, any Legal Requirement (as defined below), which violation might reasonably be expected to materially and adversely affect any of the Assets, and to the knowledge of Seller, no third party has been charged with any violation of any Legal Requirement which violation might reasonably be expected to materially and adversely affect the Assets.

                  As used in this Agreement, "Legal Requirement" shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of, including the terms of any license, permit or authorization issued by, any federal, state, or local authority.

         (g) BASIC DOCUMENTS: To Seller's knowledge, and except as set forth on Schedule 6.2(g), the documents and instruments creating or giving rise to the Leasehold Property and all agreements, contracts, easements, rights-of-way and other surface use rights, and all governmental licenses, permits, approvals and other authorizations necessary to own, maintain and operate the Assets in compliance with applicable laws and in the manner in which they have historically been owned, maintained and operated by Seller (all such documents and instruments being herein referred to as the "Basic Documents"), are in full force and effect and no material breach or default exists thereunder. To Seller's knowledge, and except as set forth on Schedule 6.2(g), the Basic Documents, if assumed by Purchaser at Closing, would not subject Purchaser to any area of mutual interest, non-competition or similar provision restricting Purchaser from independently conducting operations in any geographic area. Except as set forth in Schedule 6.2(g), neither Seller nor, to Seller's knowledge, any other party to the Basic Documents, has received written notice that Seller or such other party is in breach or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations thereunder. To Seller's knowledge, and except as set forth on Schedule 6.2(g), there are no amounts claimed to be due to Seller in respect of the Assets that are being held in suspense because of a dispute as to title to such Assets or for any other reason, and Seller has no knowledge of, and has not received any notice from any purchaser of production, that it will not be paid its net revenue interest for each unit or well specified on Exhibit "A" without indemnity or guarantee other than those customarily found in division orders and other similar agreements and documents.

         (h) COMPLIANCE WITH LAWS: Except as set forth in Schedule 6.2(h), to Seller's knowledge, all operations (including, without limitation, the exploration and development of all leases, the drilling, completion and production of all wells thereon, and the marketing of all production therefrom) by Seller relating to the Leasehold Property have been conducted in compliance with, and all items of tangible personal property and fixtures constituting part of the Assets conform with, all Legal Requirements, including, but not limited to, Environmental Laws, in each case, in all material respects.

         (i) GOVERNMENTAL LICENSES: Except as set forth in Schedule 6.2(i), to Seller's knowledge, Seller has obtained all material governmental permits, licenses and other authorizations required to own and operate the Assets, all such authorizations are in full force and effect and no material violations exist thereunder. To Seller's knowledge, no proceeding is pending or threatened relating to the challenging, revocation or limitation of any such license or authorization.

         (j) LEASE OBLIGATIONS: Except as set forth in Schedule 6.2(j), Seller has not received any written notice that: (i) there are unfulfilled drilling obligations affecting the Leasehold Property, other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a lease; and (ii) royalties, rentals and other payments due in respect of the Leasehold Property have not been timely paid, or that any other conditions necessary to keep such properties and interests in full force and effect during their primary term and thereafter, if commercial production has been established thereon or on lands pooled therewith, have not been fully performed.

         (k) OBLIGATIONS RELATING TO OPERATIONS: With respect to operations relating to the Assets, except as set forth on Schedule 6.2(k), to Seller's knowledge, there are no: (i) gas production, processing, sales, transportation or other imbalances as of the Effective Date between Seller and any third party; (ii) material non-consent operations with respect to any Leasehold Property which have resulted or will result in a temporary or permanent increase or decrease in Seller's interest in such Leasehold Property for the applicable unit or well; and (iii) binding commitments with respect to the Assets that will result in Purchaser incurring after the Closing Date capital expenditures in excess of $100,000 with respect to any one unit or well or $250,000 with respect to the Assets in the aggregate.

         (l)      OPERATIONS SINCE THE EFFECTIVE DATE: Except as set forth in
                  Schedule 6.2(1), to Seller's knowledge, since the Effective
                  Date:

                  (i) Seller has caused the Assets to be developed, maintained and operated in a good and prudent manner and in substantially the same manner as the Assets were developed, maintained and operated prior to the Effective Date;

                  (ii) Seller has not sold, assigned, transferred, farmed out, conveyed or otherwise disposed of any of the Assets, except for the sale of hydrocarbons in the ordinary course of business under contracts terminable upon thirty (30) days notice or less;

                  (iii) Seller has not, to the extent related to (and materially and adversely affecting) the Assets, made any major change in its business or operations or otherwise conducted its business and operations other than in accordance with standard industry practices;

                  (iv) Seller has not permitted any leases or material rights with respect to the Assets to expire or waived any material rights with respect to the Assets;

                  (v) Seller has not entered into any agreement or made any commitment (other than this Agreement) to take any of the actions referred to in clauses (i) through (iv) above or that would materially and adversely affect the ownership or operation of, or production from, the Assets after the Effective Date; and

                  (vi) there have been no fires, blow-outs, or other casualties (above or below the surface of the seabed), which materially and adversely affected any of the Assets.

         (m)      MARKETING OF PRODUCTION; SUSPENDED FUNDS:

                  (i) Except as set forth in Schedule 6.2(m), to Seller's knowledge:

                           (1) Seller has not received, as of the Effective Date, any advance, "take-or-pay," or other similar payments under production sales contracts that entitle the purchasers to "make-up" or otherwise receive deliveries of hydrocarbons at any time after the Effective Date without paying at such time the full market price therefor, nor has Seller received any payments with respect to, in lieu of or in satisfaction for any take-or-pay obligations of the purchasers of Seller's hydrocarbons deliverable under any contracts covering any of the Leasehold Property on or after the Effective Date; and

                           (2) since the Effective Date, none of the Leasehold Property are subject to any: (i) dedication under production sales contracts with terms in excess of 31 days; (ii) production gathering agreements not terminable without cause on 30 days advance written notice; or
                                   (iii) calls on, or preferential rights to purchase, hydrocarbons produced therefrom.

                  (ii) Schedule 6.2(m) sets forth a list of all funds held in suspense by Seller on the date hereof that are attributable to the Leasehold Property; a description of the source of such funds and the reason they are being held in suspense; the agreement or agreements under which such funds are being held; and the name or names of the parties claiming such funds or to whom such funds are owed.

         (n)      TAXES: Since the Effective Date, except as set forth in
                  Schedule 6.2(n), to Seller's knowledge, all material ad valorem, property, production, severance, sales, use, and similar taxes and assessments owed by Seller based on or measured by the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom that have become due and payable with respect to the Assets have been, or will be, paid timely and all tax and information returns to tax authorities required to be filed by Seller with respect to the Assets have been, or will be, filed timely. Schedule 6.2(n) identifies all audits or examinations pending or presently being conducted by any taxing jurisdiction or regulatory authority against Seller regarding the Assets and a summary of the likely outcomes of any such audit or examination.

         (o) PREFERENTIAL RIGHTS AND RESTRICTIONS ON ASSIGNMENT: Except as set forth in Schedule 6.2(o), to Seller's knowledge none of the Leasehold Property are subject to any preferential rights to purchase or restrictions on assignment, including, but not limited to, requirements for consents from third persons to any assignment, but excluding any governmental consents to or approvals of assignment that are typically obtained after Closing.

         (p)      WELLS: To Seller's knowledge, and except as set forth on
                  Schedule 6.2(p), all of the wells in which Seller has an interest by virtue of its ownership of the Leasehold Property and which have been drilled and completed by Seller are within the boundaries of such Leasehold Property or within the limits otherwise permitted by contract, pooling or unit agreement, and by law; and, except as set forth on Schedule 6.2(p), to Seller's knowledge, no such well is subject to penalties on allowables because of any over production or any other violation of applicable Legal Requirements that would prevent such well from being entitled to its full legal and regular allowable from and after the Effective Date as prescribed by any governmental authority.

         (q) ENVIRONMENTAL MATTERS: Except as set forth in Schedule 6.2(q), to Seller's knowledge:

                  (i) the Assets do not violate any order or requirement of any governmental authority or any Environmental Laws, nor are there any conditions existing on or resulting from the operations of the Assets that may give rise to any on-site or off-site remedial obligations under any Environmental Laws, which would have a material and adverse effect on the Assets;

                  (ii) without limitation of clause (i) above, the Assets are not in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or any other governmental authority, which would have a material and adverse effect on the Assets;

                  (iii) during the term of Seller's ownership of the Assets (and prior thereto to the knowledge of Seller), all material notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the Assets, including, without limitation, those relating to the past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and Seller is in material compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

                  (iv) during the term of Seller's ownership of the Assets (and prior thereto to the knowledge of Seller), and since the date on which any relevant requirements of the Resource Conservation and Recovery Act ("RCRA") became effective and applicable to the Assets, all hazardous substances or solid waste generated at or as a result of the Assets have been transported, treated and disposed of only by carriers maintaining valid authorizations under RCRA and any other Environmental Laws and only at treatment, storage and disposal facilities maintaining valid authorizations under RCRA and any other Environmental Law; and

                  (v) during the term of Seller's ownership of the Assets (and prior thereto to the knowledge of Seller), no hazardous substance or solid waste has been disposed of or otherwise released (including without limitation discharges or releases into pits) that would have a material and adverse effect on the Assets and there has been no threatened release of any hazardous substances or solid waste on, to or as a result of the Assets, which would have a material and adverse effect on the Assets, except in compliance with Environmental Laws, and there are no storage tanks or other containers on or under any of the Assets from which hazardous substances, petroleum products or other contaminants may be released into the surrounding environment that would have a material and adverse effect on the Assets.

         (r) INTERESTS EARNED: At Closing, all material conditions of Seller set forth in the Union PSA and the Shell PSA have been satisfied or waived by the other parties to the Union PSA and the Shell PSA, respectively.

         (s) ACCURACY: The exhibits and schedules prepared by Seller and attached hereto are materially complete and correct.

6.3      DISCLAIMER OF REPRESENTATIONS AND WARRANTIES:

         (a) Except as otherwise set forth in Sections 1.4 and 6.2; THE ASSETS ARE SOLD "AS IS," "WHERE IS" AND "WITH ALL FAULTS AS TO ALL MATTERS," AND SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO: (i) THE CONDITION OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS);
                  (ii) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PERSON; (iii) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLER (INCLUDING WITHOUT LIMITATION, IN RESPECT OF GEOLOGICAL AND ENGINEERING DATA, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING); (iv) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS;
                  (v) THE FAILURE OF ANY COMPUTER, ELECTRONICS, SOFTWARE OR COMPONENTS TO BE FREE OF ANY DEFECTS OR ERRORS, INCLUDING, BUT NOT LIMITED TO, ANY DEFICIENCIES RELATING TO THE INABILITY TO PROPERLY FUNCTION BEYOND DECEMBER 31, 1999; AND (vi) THE WARRANTY OF FITNESS FOR INTENDED PURPOSES OR GUARANTEE AGAINST HIDDEN OR LATENT REDHIBITORY VICES.

         (b) PURCHASER: (i) WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520, ET SEQ.; (ii) ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND
                  (iii) ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF PURCHASER, HAS BEEN EXPLAINED IN DETAIL AND THAT PURCHASER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS FOR THE ASSETS.

         (c) ALL INSTRUMENTS OF CONVEYANCE TO BE DELIVERED BY SELLER AT CLOSING SHALL EXPRESSLY SET FORTH THE DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 6.3.

                                      VII.

                              CONDITIONS OF CLOSING

The obligations of either Party to consummate the transactions provided for herein are subject to the satisfaction or waiver by the other Party of the following conditions:

7.1 REPRESENTATIONS: The representations of Purchaser and Seller contained in Article VI hereof shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

7.2 PERFORMANCE: Both Purchaser and Seller shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by them at or prior to Closing.

7.3 PENDING MATTERS: No suit, action or other proceeding by a third person or a governmental authority shall be pending or threatened which seeks substantial damages from Purchaser or Seller in connection with the Assets, or seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

7.4 HART-SCOTT-RODINO ACT: If either Party is of the opinion that the transaction described in this instrument falls within the purview of the Hart-Scott-Rodino Act ("HSR Act"), Purchaser shall prepare and submit in a timely manner, any necessary filings for Purchaser in connection with the transactions contemplated by this Agreement under the HSR Act and the rules and regulations thereunder. Purchaser shall request expedited treatment of such filing by the Federal Trade Commission, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall furnish to Seller copies of all filings made under the HSR Act at the same time they are filed with the government.

7.5      GOVERNMENTAL BONDS: Purchaser shall have delivered to Seller either:
         (i) copies of any bonds covering the Assets required under any laws, rules or regulations of any federal, state or local governmental agency having jurisdiction over the Assets issued by corporate sureties satisfactory to Seller or a commitment by a surety company, satisfactory to Seller, to issue such bonds upon Closing; and (ii) copies of all other necessary or appropriate consents, permits, insurance, approvals, authorizations and similar items required of Purchaser to purchase, receive, own and operate the Assets as of the Closing and to otherwise transact business in the applicable jurisdiction(s).

7.6 CONSENTS AND WAIVERS: All necessary consents, permissions and approvals by third parties in connection with the sale and transfer of the Assets shall have been received prior to Closing ("Necessary Approvals"), except those governmental consents customarily generated and received in the ordinary course of business at a post-Closing date.

7.7 SATISFACTION WITH DUE DILIGENCE: Purchaser shall be satisfied in its sole discretion with the results of its due diligence investigation of the Assets, including, but not limited to: (i) the operational and environmental condition of the Assets; and (ii) title to the Assets.

                                      VIII.

                                     CLOSING


8.1 CLOSING ITEMS: At Closing, as defined in Section 1.2 hereof, the following shall occur:

         (a) Seller shall execute, acknowledge and deliver Assignments of Record Title Interest (whether one or more, "Record Title Assignment") and an Assignment, Bill of Sale and Conveyance ("General Assignment") in the forms attached hereto as Exhibit "H" and Exhibit "H-1," respectively, covering all of the Assets to be sold pursuant hereto;

         (b) Purchaser shall deliver to Seller either by wire transfer of cash as specified by Seller the remaining balance of the total Purchase Price as adjusted hereunder;

         (c) Purchaser shall provide Seller with executed designation of operator forms designating Seller as the operator, as required by the Minerals Management Service to effect a change of operator for the properties being sold at Closing, and promptly thereafter, file said forms with the Minerals Management Service;

         (d) Purchaser and Seller shall execute an Operating Agreement which names Seller as the operator in the form attached hereto as Exhibit "I";

         (e) Seller shall provide Purchaser with executed non-foreign affidavits, and shall execute, acknowledge and deliver such other instruments and documents and take such other actions as may be necessary to carry out its obligations under this Agreement;

         (f) Seller shall (subject to the terms of applicable operating agreements and other provisions hereof) deliver to Purchaser possession of the Assets, effective as of the Effective Date;

         (g) Upon Purchaser's request, Seller shall, at or as promptly as reasonably possible after Closing, provide Purchaser, at Purchaser's expense, with copies of the Records;

         (h) Seller shall deliver letters in lieu of transfer orders directing all purchasers of production to pay Purchaser the proceeds of production produced from the Assets from and after the Effective Date, to the extent that such purchasers of production have not already paid the same to Seller;

         (i) Seller shall deliver to Purchaser: (i) partial releases of all liens and encumbrances securing Secured Items insofar as such liens and encumbrances affect the Assets; and (ii) all other releases or subordinations that may be necessary in the sole discretion of Purchaser with respect to other agreements that affect the Assets;

         (j) Seller shall deliver to Purchaser a copy of the resolutions of Seller's board of directors approving the sale of the Assets, certified by Seller as being true and correct as of Closing;

         (k) Seller shall deliver to Purchaser the Necessary Approvals obtained before Closing;

         (l) Seller shall deliver to Purchaser a certificate signed by the chief executive officer of Seller which states that: (i) as of Closing, none of the Assets have been destroyed by fire, blowout, or other casualty, and none of the Assets have been taken by, or threatened with being taken, in condemnation or under the right of eminent domain; (ii) no adverse material change in the Assets has occurred since the Effective Date; and (iii) with respect to Seller, the conditions set forth in Sections 7.1, 7.2, and 7.3 have been fulfilled;

         (m) Seller shall execute, acknowledge and deliver the Pipeline Purchase Option Agreement providing Purchaser with the option to acquire rights in all pipeline systems and associated rights-of-way in the form attached hereto as Exhibit "H-2", over which production from the Assets is transported; and

         (n) Purchaser and Seller shall execute Right of First Refusal Agreement in the form attached hereto as Exhibit "N".

         Immediately after Closing, Purchaser shall notify all pertinent operators, non-operators, oil or gas purchasers, governmental agencies and royalty owners that it has purchased the Assets.

                                       IX.

                             CONTINUING OBLIGATIONS

9.1 FINAL ACCOUNTING: Within one hundred (120) days after the Closing, Seller shall prepare, in accordance with this Agreement and with generally accepted accounting principles consistently applied, and deliver to Purchaser a statement setting forth each adjustment to the Purchase Price required pursuant to Section 2.2 and showing the calculation of each such adjustment. From and after Closing and until the Adjusted Purchase Price is finally determined pursuant to this
         Section 9.1, Seller shall make available to Purchaser at any reasonable time such accounting records and other information as may be reasonably necessary for Purchaser to verify the accuracy of the adjustments set forth on such statement. Purchaser will give representatives of Seller reasonable access to its premises and to its books and records for purposes of determining the final Adjusted Purchase Price, and if requested by Seller, will use reasonable efforts to cause the appropriate personnel of Purchaser to assist Seller and its representatives, during normal business hours and without unreasonably interfering with the conduct by such personnel of their duties, in determining the final Adjusted Purchase Price. Within sixty (60) days after receipt of such statement from Seller, Purchaser shall deliver to Seller a written report containing all changes with explanations therefor that Purchaser proposes be made to such statement. The parties shall then undertake to agree on the items in dispute and the final Adjusted Purchase Price no later than sixty (60) days after the receipt by Seller of Purchaser's statement of proposed changes. At any time after the end of such sixty (60) day period, any adjustments remaining in dispute or not finally determined and agreed upon may, at the request of either Seller or Purchaser, be submitted for determination by a mutually acceptable accounting firm not employed by either Party within a three-year period prior to selection of the firm. Such firm shall make such determination within sixty (60) days following such submission and such determination shall be final and binding upon Seller and Purchaser, with the fees and expenses of such firm to be shared equally by Seller and Purchaser. Following the final determination of the Adjusted Purchase Price pursuant to this Section 9.1 (which final determination, however determined, shall be final and binding on Seller and Purchaser), Seller or Purchaser, as the case may be, shall promptly make the payment required pursuant to Section 2.3.

9.2      RECEIPTS AND CREDITS: Except as otherwise provided in this Agreement:

         (a) All monies, proceeds, receipts, credits and income attributable to the Assets for all periods of time on and after the Effective Date shall be the sole property and entitlement of Purchaser, and to the extent received by Seller, Seller shall fully disclose, account for and transmit same to Purchaser promptly;

         (b) All monies, proceeds, receipts and income attributable to the Assets for all periods of time prior to the Effective Date shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and transmit same to Seller promptly;

         (c) All costs, expenses, disbursements, obligations and liabilities attributable to the Assets for periods of time prior to the Effective Date, regardless of when due or payable shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and

         (d) All costs, expenses, disbursements, obligations and liabilities attributable to the Assets for periods of time on and after the Effective Date, regardless of when due or payable, shall be the sole obligation of Purchaser, and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

9.3      INDEMNITIES:

         (a) Purchaser agrees to indemnify, defend and hold harmless Seller and Seller Agents from and against any and all Claims arising:
                  (i) from the breach of this Agreement by Purchaser; (ii) from the Assumed Liabilities; or (iii) on or after the Effective Date, in any way connected with, attributable to, or resulting from Purchaser's ownership or operation of, or activities on, the Assets, including, but not limited to, Claims for damage to property or injury or death to persons, Claims for breach of duties and obligations arising under or by virtue of any lease, contract, agreement, permit, applicable statute or rule. Purchaser's obligations to indemnify, defend and hold harmless, as set forth above, shall also specifically extend to all such claims, REGARDLESS OF WHETHER ATTRIBUTABLE, IN WHOLE OR IN PART TO, CLAIMS WHICH ARE KNOWN OR UNKNOWN, CLAIMS ARISING FROM THE SOLE, JOINT, CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, PRODUCTS LIABILITY, OR OTHER FAULT OR RESPONSIBILITY OF SELLER, SELLER'S AGENTS OR ANY OTHER PERSON, AND REGARDLESS WHETHER OR NOT SUCH CLAIMS AROSE PRIOR TO THE EFFECTIVE DATE OR RELATE TO CONDITIONS THAT EXISTED PRIOR TO THE EFFECTIVE DATE.

         (b) Except as otherwise set forth herein and except for the Assumed Liabilities, Seller agrees to indemnify, defend and hold harmless, Purchaser and Purchaser's Agents from and against any and all Claims arising: (i) from the breach of this Agreement by Seller; (ii) arising from or related to Excluded Assets; (iii) arising from or related to Retained Matters; (iv) before the Effective Date, in any way connected with, attributable to, or resulting from the ownership or operation of, or activities on the Assets, including, but not limited to, Claims for damage to property or injury or death to persons, Claims for breach of duties and obligations arising under or by virtue of any lease, contract, agreement, permit, applicable statute or rule; and (v) any obligations or liabilities retained by Seller. Seller's obligations to indemnify, defend and hold harmless, as set forth above, shall also specifically extend to all such claims, REGARDLESS OF WHETHER ATTRIBUTABLE, IN WHOLE OR IN PART TO, CLAIMS WHICH ARE KNOWN OR UNKNOWN, CLAIMS ARISING FROM THE SOLE, JOINT, CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, PRODUCTS LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF PURCHASER, PURCHASER'S AGENTS OR ANY OTHER PERSON.

         (c) Any claim for indemnity under any provision of this Agreement, including Sections 4.5 and 9.3, shall be made by written notice from the Party seeking indemnification (the "Indemnified Party") to the Party required to provide same (the "Indemnifying Party"), together with a written description of any third person claim against the Indemnified Party, stating the nature and basis of such claim and, if ascertainable, the amount thereof. The Indemnifying Party shall have a period of thirty (30) days after receipt of such notice within which to respond thereto or, in the case of a third person claim which requires a shorter time for response, then within such shorter period as specified by the Indemnified Party in such notice (the "Notice Period"). If the Indemnifying Party denies liability or fails to respond to the notice within the Notice Period, the Indemnified Party may defend or compromise the claim as it deems appropriate without prejudice to any of the Indemnified Party's rights hereunder, with no further obligation to inform the Indemnifying Party of the status of the claim and no right of the Indemnifying Party to approve or disapprove any action, taken in connection therewith by the Indemnified Party. If the Indemnifying Party accepts liability, it shall so notify the Indemnified Party within the Notice Period and elect either: (i) to undertake the defense or compromise of such third person claim with counsel selected by the Indemnifying Party and reasonably approved by the Indemnified Party; or (ii) to instruct the Indemnified Party to defend or compromise such claim. If the Indemnifying Party undertakes the defense or compromise of such third person claim, the Indemnified Party shall be entitled, at its own expense, to participate in such defense. No compromise or settlement of any third person claim shall be made without reasonable notice to the Indemnified Party and, unless such compromise or settlement includes a general release of the Indemnified Party in respect of the matter with no admission of liability on the part of the Indemnified Party and no constraints on the future conduct of its business, without the prior written approval of the Indemnified Party.

9.4 FURTHER ASSURANCES: After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.

9.5 RECORDING: Purchaser shall immediately file for all requisite approvals of the appropriate federal governmental agencies to the Assignment. The Assignment shall be filed in the appropriate governmental offices in compliance with the applicable rules of such governmental agencies. Purchaser shall supply Seller with a true and accurate photocopy of each recorded and filed Assignment and General Assignment within a reasonable period of time after their recording and filing.

9.6 CONFIDENTIALITY AND PUBLICITY: In the event Closing does not occur for any reason except as required by law and with prior notice to Seller, Purchaser and its officers, directors, employees, agents and representatives will hold in strict confidence all data and information obtained from Seller in connection with the Assets, whether before or after execution of this Agreement, except any data or information which:

         (a) at the time of the disclosure to Purchaser by Seller is in the public domain;

         (b) after disclosure to Purchaser by Seller becomes part of the public domain by publication or otherwise, except by breach of this provision by Purchaser;

         (c) Purchaser can establish by competent proof was rightfully in its possession at the time of disclosure to Purchaser by Seller;

         (d) Purchaser rightfully received from third parties free of any obligations of confidence; or

         (e) is developed independently by Purchaser, provided the person or persons alleged to have independently developed the information shall not have any access to data or information obtained from Seller in connection with the transactions contemplated by this Agreement.

         If this Agreement is terminated for any reason, Purchaser shall return to Seller all copies of confidential information, as requested by Seller, in the possession of Purchaser obtained from Seller or pursuant to any provision of this Agreement, which information is at the time of termination required to be held in confidence pursuant to this Section. The obligations of Purchaser under this Section 9.6 shall be in addition to, and not in lieu of, Purchaser's obligations under confidentiality agreements previously executed by the Parties that relate to the Assets ("Prior Confidentiality Agreements"). Notwithstanding anything to the contrary contained in the Prior Confidentiality Agreements, the Parties acknowledge and agree that: (i) the terms and provisions of the Prior Confidentiality Agreements shall not be superseded by the provisions of this Agreement; and (ii) the Prior Confidentiality Agreements shall terminate at Closing or upon termination of this Agreement pursuant to Article XI.

9.7 THIRD-PERSON CONSENTS: Certain of the transfers contemplated by this Agreement are subject to various forms of consents required of third persons, which are identified on Exhibit "J" ("Consents"). The Parties shall cooperate and shall promptly take such action as may be required to obtain all necessary Consents prior to Closing. The Parties agree that to the extent any Assets, contract or permit that would otherwise be assigned under this Agreement is not capable of being assigned, transferred, subleased or sublicensed without any such Consent, or waiver by any other party thereto or any other person, or if such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof, or a violation of any law, this Agreement shall not constitute an assignment, transfer, sublease or sublicense, or an attempted assignment, transfer, sublease or sublicense of any such contract or permit. With respect to each Asset, contract that, but for the reasons set forth in the first sentence of this Section, would be assigned, Seller agrees to provide Purchaser with the benefits (including the right to terminate any such contract or permit in accordance with the terms thereof) of such Asset, contract or permit, to the extent related to transactions or periods that occur at or after Closing, and to the extent it is possible to do so; and, if and to the extent such benefits are provided to Purchaser, Purchaser agrees to observe and perform such contract or permit. Seller shall continue to use its reasonable efforts to obtain an assignment to Purchaser of each Asset, contract or permit that, but for the reasons set forth in the first sentence of this Section, would be assigned; provided, however, that Seller shall not be required to pay any consideration or suffer any financial disadvantage to obtain such assignment.

9.8      PLUGGING AND ABANDONMENT: Purchaser recognizes that pursuant to Article
         7.7 of the Union PSA, Seller agreed under certain circumstances to provide to Union a bond. In the event Closing occurs and Seller is obligated to provide this bond to Union Oil Company of California, Purchaser agrees to pay for and bear an undivided fifty percent (50%) of such cost and obligation.

                                       X.

                                      TAXES

10.1 APPORTIONMENT OF AD VALOREM AND PROPERTY TAXES: All ad valorem taxes, real property taxes, personal property taxes and similar obligations with respect to the Assets for the tax period in which the Effective Date occurs shall be apportioned as of the Effective Date between Seller and Purchaser. That portion of such apportioned tax liability which is attributable to Seller shall be taken into account as an adjustment to the Purchase Price pursuant to Section 2.2. Purchaser shall file or cause to be filed all required reports and returns incident to such taxes and shall pay or cause to be paid to the taxing authorities all such taxes relating to the tax period in which the Effective Date occurs. Seller will use its reasonable efforts to provide Purchaser with all necessary information.

10.2 SALES TAXES; FILING FEES: The transactions contemplated by this Agreement are an occasional sale and should be deemed exempt from any state and local sales and use taxes, and the Parties hereto will use reasonable efforts to report and have this transfer treated as exempt from such taxes. The Purchase Price and the Adjusted Purchase Price provided for herein are net of any sales taxes or other transfer taxes in connection with the sale of the Assets. Purchaser shall be liable for any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fees and real estate transfer stamps or taxes imposed on the transfer of the Assets pursuant to this Agreement. If Seller is required by applicable state law to report and pay these taxes and fees, Purchaser shall, upon presentment of an invoice by Seller, promptly deliver a check to Seller in full payment of the invoice.

10.3 OTHER TAXES: All production, severance, excise and other similar such taxes or fees (other than income, franchise and general corporate taxes) relating to production of oil, gas and condensate by Seller attributable to the Assets prior to the Effective Date shall be paid by Seller, and all such taxes relating to such production on and after the Effective Date shall be paid by Purchaser. Purchaser and Seller shall supply each other with copies of the filed reports and proof of payment promptly after filing and paying them.

                                       XI.

                                   TERMINATION

11.1 RIGHT OF TERMINATION: This Agreement, the transactions contemplated hereby, and any obligations under any letters of intent between the Parties may be terminated at any time prior to Closing by either Party. Any termination pursuant to this Section 11.1 must be by written notice by the Party electing to terminate, and shall be effective when delivered to the other Party.

11.2 EFFECT OF TERMINATION: In the event of termination pursuant to Section 11.1, neither Party shall have any further obligations to the other hereunder or under any letter of intent between the Parties, or otherwise, except for the Prior Confidentiality Agreements.

                                      XII.

                                  MISCELLANEOUS

12.1 GOVERNING LAW: THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA. ALL ASSIGNMENTS AND INSTRUMENTS EXECUTED IN ACCORDANCE WITH THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE ASSETS CONVEYED THEREBY ARE LOCATED.

12.2 ENTIRE AGREEMENT: This Agreement and all documents and instruments executed and delivered pursuant to this Agreement, together with any confidentiality agreements relating to the Assets previously executed by Purchaser, constitute the entire agreement between the parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties.

12.3 WAIVER: No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.4 CAPTIONS: The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

12.5 ASSIGNMENT: Except as provided in Section 2.4, prior to Closing, neither Party shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

12.6 NOTICES: Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing same in the United States mail, addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notices deposited in the mail in the manner hereinabove described shall be deemed to have been given and received upon the date of delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee. For purposes of notice, until receipt of written notice changing same, the addresses of the Parties shall be as follows:

         SELLER'S MAILING ADDRESS:
         Energy Partners, Ltd.
         201 St. Charles Avenue
         Suite 3400
         New Orleans, Louisiana 70170
         Attention: Vice President - Land

         PURCHASER'S MAILING ADDRESS:
         Vastar Resources, Inc.
         15375 Memorial Drive
         Houston, Texas 77079
         Attention: Shawn E. Conner

12.7 WAIVER OF COMPLIANCE WITH BULK TRANSFER LAWS: Purchaser waives compliance with any applicable bulk transfer law relating to the transactions contemplated by this Agreement, and agrees to assume all risk and liability in connection with the failure to so comply.

12.8 UTPCPL WAIVER: TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, PURCHASER HEREBY WAIVES THE PROVISIONS OF THE LOUISIANA UNFAIR TRADE PRACTICES AND CONSUMER PROTECTION LAW (LA. R.S. 51:1402, ET SEQ.). PURCHASER WARRANTS AND REPRESENTS THAT IT: (i) IS EXPERIENCED AND KNOWLEDGEABLE WITH RESPECT TO THE OIL AND GAS INDUSTRY GENERALLY AND WITH TRANSACTIONS OF THIS TYPE SPECIFICALLY; (ii) POSSESSES AMPLE KNOWLEDGE, EXPERIENCE AND EXPERTISE TO EVALUATE INDEPENDENTLY THE MERITS AND RISKS OF THE TRANSACTIONS HEREIN CONTEMPLATED; AND (iii) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION. Nothing in this Section shall be interpreted as a waiver of the express representations and warranties in this Agreement.

12.9 WAIVER OF CONSUMER RIGHTS: PURCHASER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER. IN ADDITION, TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, PURCHASER HEREBY WAIVES THE PROVISIONS OF THE TEXAS CONSUMER
         PROTECTION LAWS REGARDING FALSE, MISLEADING AND DECEPTIVE BUSINESS PRACTICES, UNCONSCIONABLE ACTIONS AND BREACHES OF WARRANTY; PROVIDED, HOWEVER, THAT NOTHING HEREIN CONTAINED SHALL BE DEEMED A WAIVER BY PURCHASER WHERE SUCH WAIVER IS PROHIBITED BY LAW. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, PURCHASER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT PURCHASER: (i) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS, OR SERVICES FOR COMMERCIAL OR BUSINESS USE; (ii) HAS ASSETS OF FIVE MILLION DOLLARS OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES; (iii) HAS

         KNOWLEDGE AND EXPERIENCE IN FINANCIAL MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY; AND (iv) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION. Nothing in this Section shall be interpreted as a waiver of the express representations and warranties in this Agreement.

12.10 WAIVER OF JURY TRIAL: SELLER AND PURCHASER DO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.11 LIMITATION OF LIABILITY: SELLER AND PURCHASER DO HEREBY COVENANT AND AGREE THAT: (i) THE RECOVERY BY EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS COVENANTS, AGREEMENTS, REPRESENTATIONS, GUARANTIES, WARRANTIES, DISCLAIMERS, WAIVERS OR CONTINUING OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF SUCH BREACH; AND (ii) IN NO EVENT SHALL SUCH RECOVERY INCLUDE ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, STATUTORY OR PUNITIVE DAMAGES.

12.12 NO ADMISSIONS: Purchaser and Seller agree that neither this Agreement, nor any part hereof, nor any performance under this Agreement, nor any payment of any amount pursuant to any provision of this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, past or present wrongdoing or violation of any law, rule, regulation or policy, by either Seller or Purchaser or by their respective officers, directors, employees or agents.

12.13 ANNOUNCEMENTS: Subject to any applicable requirement under the Unocal PSA, Seller and Purchaser agree that the press announcement(s) identified on Exhibit "K" attached hereto will be made within twenty
         (20) days following Closing. Seller and Purchaser, including their respective affiliates, agree that from the date of this Agreement and continuing for twelve (12) months after the Closing if reserve volumes are estimated in a news release in conjunction with a Purchase Price disclosure the release must state that the reserve estimates are the disclosing Party's reserve estimates; provided, that either Party may make all disclosures which are required or prudent under applicable laws, including, but not limited to, rules, regulations and guidelines of the Securities and Exchange Commission and applicable stock exchanges.

12.14 BOOKS AND RECORDS: Seller shall, at or as promptly as reasonably possible after Closing, provide and make available to the Purchaser, at Purchaser's cost and expense, subject to the attorney-client privilege, photocopies of the Records. Notwithstanding any other provision herein contained, Purchaser shall retain all original documents comprising the Records, if any, delivered by Seller hereunder which pertain to the Assets (any documents delivered by Seller hereunder may be maintained on electronic, magnetic, optical, or any other form of storage media) for as long as Purchaser so desires and make the same available after the Closing for inspection and copying by Seller during normal business hours, upon reasonable request and upon reasonable notice; provided, however, that during the first six (6) years after Closing, such originals shall not be disposed of or destroyed by Purchaser without first advising Seller in writing and giving Seller reasonable opportunity to inspect, photocopy or obtain possession of such originals.

12.15 THIRD PARTY BENEFICIARIES: Except as expressly provided herein, neither this Agreement nor any performance hereunder by the Parties is intended to create, nor shall this Agreement or any such performance be construed to create, any rights, claims, causes of action or remedies in any third person under doctrines concerning third-party or intended beneficiaries.

12.16 EXPENSES: Except as otherwise provided herein, each Party shall be solely responsible for all expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of its own legal counsel, accountants, consultants or other advisers.

12.17 CONVEYANCE COSTS: Purchaser shall be solely responsible for filing and recording documents related to the transfer of the Assets and for all costs and fees associated therewith. Purchaser shall file and record all such documents as promptly as practicable after the Closing Date and shall promptly furnish Seller with evidence of all required filings and recording data.

12.18 SECURITIES LAWS: The solicitation of offers and the sale of the Assets by Seller have not been registered under any federal or state securities laws. Purchaser represents that at no time has it been presented with or solicited by or through any public promotion or any form of advertising in connection with this transaction. Purchaser represents that it intends to acquire the Assets for its own benefit and account and that it is not acquiring the Assets with a view to or with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers or otherwise disposes of the Assets or fractional, undivided interests, it will do so in compliance with applicable federal and state securities laws.

12.19 DUE DILIGENCE: Purchaser represents that it has performed, or will perform prior to Closing, sufficient review and due diligence with respect to the Assets, which includes reviewing well data, title and other files, and performing necessary evaluations, assessments and other tasks involved in evaluating the Assets, to satisfy its requirements completely and to enable it to make an informed decision whether to acquire the Assets under the terms of this Agreement.

12.20 SEVERABILITY: If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable rule or law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in a materially adverse manner with respect to either Party.

 12.21 SURVIVAL: Except as otherwise specifically provided in this Agreement, all covenants, agreements, representations, guaranties, indemnities, warranties, disclaimers, waivers and continuing obligations, including, without limitation, the obligations described in Article IX, shall survive the execution of the Agreement, Closing, and the delivery and recording of any acts of sale, assignments or bills of sale, including, without limitation, the Record Title Assignment and the General Assignment, which convey title to the Assets from Seller to Purchaser.

 12.22 LISTING OF EXHIBITS AND SCHEDULES: The Exhibits and Schedules listed below are attached to this Agreement and by this reference are fully incorporated herein:

            Exhibit "A" - Assets
            Exhibit "B" - Easements
            Exhibit "C" - Assets Not Sold
            Exhibit "D" - Retained Matters and Litigation
            Exhibit "E" - Contracts
            Exhibit "F" - Back-in, Reversion
            Exhibit "G" - Union PSA and Shell PSA
            Exhibit "H" - Record Title Assignment
            Exhibit "H-1" - General Assignment
            Exhibit "H-2" - Pipeline Purchase Option Agreement
            Exhibit "I" - Operating Agreement
            Exhibit "J" - Consents
            Exhibit "K" - Press Announcements
            Exhibit "N" - Right of First Refusal Agreement
            Exhibit "O" - Joint Development Area
            Exhibit 2.4(a) - Like Kind Exchange Assignment
            Schedule 6.2(g) - Matters Concerning Basic Documents
            Schedule 6.2(h) - Compliance with Laws
            Schedule 6.2(i) - Governmental Licenses
            Schedule 6.2(j) - Lease Obligations
            Schedule 6.2(k) - Obligations Relating to Operations
            Schedule 6.2(l) - Operations Since the Effective Date
            Schedule 6.2(m) - Marketing of Production; Suspended Funds
            Schedule 6.2(n) - Taxes
            Schedule 6.2(o) - Preferential Rights and Restrictions on Assignment
            Schedule 6.2(p) - Wells
            Schedule 6.2(q) - Environmental Matters

 12.23 COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

 12.24 RECORDATION: The General Assignment (the form of which is attached hereto as Exhibit "H-1" is intended to convey all of the Assets being conveyed pursuant to this Agreement. Certain of the Leasehold Property or other specific property comprising a portion of the Assets that are leased from or require the approval of any transfer by any governmental entity conveyed by the General Assignment may also be described in separate assignments made by Seller to Purchaser on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. THE INTERESTS CONVEYED BY SUCH SEPARATE ASSIGNMENTS ARE THE SAME, AND NOT IN ADDITION TO, THE INTERESTS CONVEYED IN THE GENERAL ASSIGNMENT. Further, such assignments shall be deemed to contain the special limited warranty of Seller and all of the exceptions, reservations, rights to enforce covenants and warranties (if any) against Seller's predecessors-in-title, rights, titles, power and privileges set forth herein as fully and only to the extent as though they were set forth in each such separate assignment. For recording purposes, property descriptions attached to various counterparts of the General Assignment may contain a description of the Assets relating only to the jurisdiction in which the counterpart is to be filed for registry or recordation. For all purposes, each counterpart shall be deemed to be an original and all such counterparts shall together constitute but one and the same instrument and juridical act.

12.25 AREA OF MUTUAL INTEREST: Seller and Purchaser agree that in the event that either party directly or indirectly acquires, on or before December 31, 2002, an interest in any leasehold rights, royalty, overriding royalty, farmin, farmout, farmout option, exploration agreement or any other similar agreement covering all or any portion of lands situated within the boundaries of South Timbalier Area Blocks 25, 27 (SE/4 and S/2 SW/4 only) 40, 41, or 42, Offshore Louisiana, Outer Continental Shelf, Gulf of Mexico (the "Properties"), such acquiring party (the "Acquiring Party") shall provide written notice thereof to the other party (the "Notified Party") within thirty (30) days after such acquisition. Said written notice shall include copies of all instruments of acquisition and all documentation evidencing and supporting the actual costs relating thereto. The Notified Party shall have thirty (30) days following receipt of such written notice to elect by written notice to the Acquiring Party to acquire an undivided fifty percent (50.00%) of the Acquiring Party's interest in any or all of such interests acquired by the Acquiring Party. In the event that the Notified Party elects to acquire any such interest(s), the Acquiring Party shall assign such interest(s) to the Notified Party, on a form mutually acceptable to the Notified Party and the Acquiring Party, within thirty (30) days following receipt of written notice of Notified Party's election to acquire such interests. Said assignment shall be made free and clear of any burdens other than those placed on the interests being assigned by the original granting party of such interest. Within fifteen (15) days after the Notified Party's receipt of such assignment, the Notified Party shall reimburse the Acquiring Party for fifty percent (50.00%) of all actual and documented costs directly incurred by the Acquiring Party (excluding, without limitation, the Acquiring Party's overhead, internal or administrative costs) with respect to such acquisition and shall assume an undivided fifty percent (50.00%) of the Acquiring Party's obligations, if any, attributable to such acquired interest. In the event the Acquiring Party's acquires an interest in the Properties as described above and the Notified Party elects to acquire an undivided fifty (50%) interest in such lease(s), and such interests are not already subject to an operating agreement, then the Notified Party and the Acquiring Party shall enter into a mutually acceptable Operating Agreement in a form substantially similar to that attached as Exhibit "I" hereto.

12.26 CALLS ON PRODUCTION:

Seller has made certain representations and warranties in Section 6.2(m) of this Agreement with respect to calls on production. Notwithstanding such representations and warranties, and without limiting any rights of Purchaser hereunder, Seller and Purchaser agree that in the event that a call on production ("Call") is exercised with respect to Purchaser's proportionate share of production after May 1, 2000, and the price basis for the exercise of such call ("Call Price") is less than the "Market Price," Seller shall, on a month-to-month basis within thirty (30) days after the date that payment is made to Purchaser pursuant to the exercise of such Call, remit to Purchaser by wire transfer to an account designated by Purchaser, an amount equal to the difference between the Call Price and the Market Price with respect to the volume of production for which the Call is exercised. For purposes of this section, the "Market Price" shall be the greater of the price to be received under the Call under the production sales contract then existing between


                     (REST OF PAGE INTENTIONALLY LEFT BLANK)

         Purchaser and any third party purchaser or Seller and any third party purchaser for any production from the Assets.

12.27 PIPELINE ACCESS: Seller agrees to cause its appropriate subsidiaries (including, without limitation, EPL Pipeline, LLC) to grant, to Purchaser, its successors and assigns, from and after April 20, 2000, the right to ship its proportionate share of crude oil production attributable to the Assets on the Bay Marchand six-inch (6") pipeline extending from South Timbalier Block 26 "A" platform to Chevron's Bayou Fourchon, Louisiana Terminal in Section 24, Township 23 South, Range 22 East (the "Pipeline"). Such right to ship shall be on an open-access non-discriminatory basis at the Pipeline's published tariff rate, as same may be amended from time to time. Such right shall terminate only in the event, and at such time, that Purchaser exercises its option to purchase an interest in the Pipeline pursuant to the Pipeline Purchase Option Agreement described in Section 8.1(n).

PURCHASER ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT IN ITS ENTIRETY, AND THAT IT UNDERSTANDS ALL THE PROVISIONS SET FORTH HEREIN, INCLUDING, BUT NOT LIMITED TO, THOSE PROVISIONS WHEREIN PURCHASER AGREES TO INDEMNIFY SELLER IN CERTAIN CIRCUMSTANCES EVEN THOUGH THE LOSSES, COSTS, EXPENSES AND DAMAGES MAY HAVE BEEN CAUSED BY THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF THE SELLER, ITS EMPLOYEES OR ANY THIRD PERSON AND EVEN THOUGH THE SELLER MAY BE RESPONSIBLE FOR SUCH LOSSES, COSTS, EXPENSES AND DAMAGES UNDER ANY THEORY OF LAW, INCLUDING, BUT NOT LIMITED TO, STRICT LIABILITY.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.


                                        SELLER:

                                        ENERGY PARTNERS, LTD.


                                        By: /s/ RICHARD A. BACHMANN
                                           ------------------------------------
                                        Printed Name: Richard A. Bachmann
                                                     --------------------------
                                        Title: President
                                              ---------------------------------




                                        PURCHASER:

                                        VASTAR RESOURCES, INC.


                                        By: /s/ SHAWN E. CONNER
                                            -------------------
                                            Shawn E. Conner
                                            Attorney-in-Fact